EXHIBIT 99.1

            American Spectrum Realty Reports Second Quarter Results;
                    Rental Revenue Increased 25% for Quarter

    HOUSTON--(BUSINESS WIRE)--Aug. 8, 2006--American Spectrum Realty, Inc. ("the Company") (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today its results for the second quarter of 2006.
    Rental revenue increased 25% for the quarter ended June 30, 2006 compared to the same quarter in the prior year. This increase was primarily attributable to $1,143,000 in revenue generated from seven office properties acquired during the six months ended June 30, 2006, in addition to $87,000 in greater revenues from properties owned on June 30, 2006 and June 30, 2005 ("Same Properties"). Three of the seven properties were acquired on June 30, 2006. All of the acquired properties are located in Texas, one of the Company's core-markets. The increase in Same Properties revenue is primarily due to an increase in occupancy. The weighted average occupancy of properties held for investment increased from 85% at June 30, 2005 to 88% at June 30, 2006. Rental revenue from the acquired properties was included in the Company's results since their respective dates of acquisition.
    Net loss from continuing operations before deferred income taxes and minority interest for the three months ended June 30, 2006 was $900,000 compared to a net loss of $2.1 million for the three months ended June 30, 2005. The decrease in loss was principally the result of a gain on extinguishment of debt of $1.8 million recognized during the second quarter of 2006.
    Net loss for the quarter ended June 30, 2006 was $6.9 million, or $4.93 per share, compared to a net loss of $2.3 million, or $1.54 per share, for the second quarter of 2005. The net loss recorded during the three months ended June 30, 2006 was primarily attributable to deferred income taxes. A deferred income tax expense of $8.2 million from discontinued operations and a deferred income tax benefit of 1.2 million from continuing operations were recognized during period.
    The deferred income tax expense and benefit was based on the Company's operating results for the six months ended June 30, 2006. Due to the uncertainty, as of March 31, 2006, whether the Company would elect REIT status and due to the uncertainly of gains and losses that would be recognized on property sales, no tax provision was recorded during the three months ended March 31, 2006 and interim period in the prior year. During the first quarter of 2006, the Company had recognized a gain on sale of real estate assets totaling $22.3 related to its three first quarter sales. During the second quarter of 2006, the Company determined that it would not elect REIT status and, with approval of its stockholders, amended its charter to eliminate certain stock ownership restrictions. The effect of this amendment was to preclude the Company from making a REIT election. The Company has determined that it is appropriate to record the deferred income tax expense in the second quarter due to the elimination of this uncertainty.
    Net income for the six months ended June 30, 2006 was $10.4 million, or $7.46 per share, compared with a net loss of $2.5 million, or $1.66 per share, for the six months ended June 30, 2005. The net income generated for the six months ended June 30, 2006 was primarily attributable to net income from discontinued operations of $12.2 million.
    American Spectrum Realty, Inc. is a real estate investment and management company that owns 26 office, industrial and retail properties aggregating approximately 2.1 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.
    Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

                      - Financial Tables Follow -

                    AMERICAN SPECTRUM REALTY, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

                            Three Months Ended     Six Months Ended
                                  June 30,             June 30,
                           --------------------- ---------------------
                             2006       2005       2006       2005
                           ---------- ---------- ---------- ----------
REVENUES:
Rental revenue                $6,140     $4,910    $11,717     $9,877
Interest and other income         74        208        148        257
                           ---------- ---------- ---------- ----------
     Total revenues            6,214      5,118     11,865     10,134
                           ---------- ---------- ---------- ----------

EXPENSES:
Property operating expense     2,854      2,041      5,350      4,003
General and administrative     1,004        924      1,924      1,844
Depreciation and
 amortization                  2,766      2,078      5,227      4,110
Interest expense               2,369      2,183      4,554      4,431
                           ---------- ---------- ---------- ----------
     Total expenses            8,993      7,226     17,055     14,388
                           ---------- ---------- ---------- ----------

OTHER INCOME:
Gain on extinguishment of
 debt                          1,849          -      1,849          -
                           ---------- ---------- ---------- ----------
     Total other income        1,849          -      1,849          -
                           ---------- ---------- ---------- ----------

Net loss from continuing
 operations before
 deferred income tax and
 minority interest              (930)    (2,108)    (3,341)    (4,254)

Deferred income tax
 benefit                       1,218          -      1,218          -
                           ---------- ---------- ---------- ----------

Net income (loss) from
 continuing operations
 before minority interest        288     (2,108)    (2,123)    (4,254)

Minority interest (share
 from continuing
 operations)                     (38)       267        283        535
                           ---------- ---------- ---------- ----------

Net income (loss) from
 continuing operations           250     (1,841)    (1,840)    (3,719)

Discontinued operations:
 Loss from discontinued
  operations                       -       (494)       (65)    (1,036)
 Gain on sale of
  discontinued operations          -          -     22,349      2,460
 Deferred income tax
  expense                     (8,196)         -     (8,196)         -
 Minority interest             1,093         62     (1,875)      (177)
                           ---------- ---------- ---------- ----------
   (Loss) income from
    discontinued
    operations                (7,103)      (423)    12,213      1,247
                           ---------- ---------- ---------- ----------

   Net (loss) income         $(6,853)   $(2,273)   $10,373    $(2,472)
                           ========== ========== ========== ==========

Basic and diluted per
 share data:
   Net loss from
    continuing operations       $.18     $(1.25)    $(1.32)    $(2.50)
   Income from
    discontinued
    operations                 (5.11)     (0.29)      8.78        .84
                           ---------- ---------- ---------- ----------
   Net income (loss)          $(4.93)    $(1.54)     $7.46     $(1.66)
                           ========== ========== ========== ==========

Basic weighted average
 shares used               1,390,488  1,476,363  1,391,289  1,487,891


                                               June 30,   December 31,
                                                 2006         2005
                                             ------------ ------------

Real estate held for investment, net of
 accumulated depreciation                       $175,291     $126,711
Cash                                               1,712          300
Total assets                                     194,036      169,185
Notes payable, net of premiums                   153,705      114,543
Total liabilities                                168,000      155,035
Total stockholders' equity                        19,327        9,014


    CONTACT: American Spectrum Realty, Inc., Houston
             William J. Carden, 713-706-6200